Exhibit 10.3

NON COMPETE AGREEMENT

THIS AGREEMENT is made on this eighth day of June 2007, between

NovaSoft Information Technology Corporation, a New Jersey corporation having its corporate offices at , 181, Washington Street, Suite 525 Conshohocken, PA 19428 (hereinafter referred to as “Novasoft” which expression shall mean and include its representatives, successors and permitted assigns) of the ONE PART;

AND

Intelligroup Europe Limited (Co no. 03205142) a company incorporated under the laws of England , and having its registered office at Challenge House, Sherwood Drive, Bletchley, Buckinghamshire, MK3 6DP (hereinafter referred to as “Intelligroup” which expression shall mean and include its representatives, successors and permitted assigns) of the SECOND PART.

WITNESSETH:

WHEREAS

1.	Novasoft is engaged in the business of providing IT consultancy, support and such other services to its customers.

2.	Intelligroup is, inter alia, engaged in the business of providing IT consultancy, support and such other services to its customers;

3.

Intelligroup and NovaSoft Information Technology Corporation (Europe) Limited, U.K., (“Novasoft, U.K.”), a subsidiary of Novasoft,  have entered  into an agreement on ____________ whereby Novasoft U.K. has agreed, inter alia, to assign certain contracts to Intelligroup;

4.

Intelligroup Asia Pvt. Ltd. (hereinafter referred to as Intelligroup India), a subsidiary of Intelligroup, Inc. and ISG Novasoft Technologies Limited, India, (“ISGN”), an affiliate of Novasoft,  have entered  into an agreement on ____________ whereby ISGN has agreed, inter alia, to assign certain contracts to Intelligroup India ; and

5.

In order to protect the interest of Intelligroup and its affiliated entity Intelligroup India, the parties hereto are desirous of entering into a non- compete arrangement as envisaged under this Agreement.

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein and for good and valuable consideration, intending to be legally bound hereby, the Parties agree as follows:

1.	PRELIMINARY

1.1	Definitions

1.1.1	“Agreement” shall mean this agreement, annexures and schedules including any written modification and amendment thereof signed by the Parties.

1.1.2

“Closing” shall mean the date agreed upon by the Parties, which shall be within 8 weeks from the execution of this agreement  , on which date the Intelligroup shall make the payment of consideration as per the terms of this Agreement and on and from such date the non-compete obligations of Novasoft shall come into force.

1.1.3	“Contracts” shall mean the contracts entered into with various parties by Novasoft, U.K. or ISGN and as enumerated in Schedule A.

1.1.4	“Customers” means the parties referred to in Schedule A with whom the Novasoft, U.K. or ISGN have entered into the Contracts.

1.1.5	“Party” - The term “Party” shall mean the Novasoft and Intelligroup individually and the “Parties” shall mean the Novasoft and the Intelligroup jointly.

1.1.6	“Territory” shall mean the United Kingdom and India.

1.2	Rules of Interpretation

In this Agreement unless the context requires otherwise, references to recitals and clauses are references to recitals and clauses of and to this Agreement unless otherwise stated.

1.3	Headings

The headings in this Agreement are inserted for convenience only and shall not be taken into account in the construction of any provision of this Agreement.

2.	NON COMPETE

Novasoft agrees that from the Closing and till 2 years thereafter, Novasoft, either directly, or through its subsidiaries or through ISGN or in any way indirectly shall not, without the prior written consent of Intelligroup, solicit, contact or call upon, with the Customers to provide the products or services being provided pursuant to the Contracts by Novasoft, U.K. or ISGN, anywhere in the Territory.  Novasoft agrees that from Closing and till two (2) years thereafter, Novasoft, either directly, or through its subsidiaries or through ISGN or in any way indirectly shall not solicit for employment or hire any employees of Intelligroup or Intelligroup India.

3.	CONSIDERATION

In consideration of the non-compete undertaking of Novasoft hereinabove, Intelligroup shall pay to Novasoft on Closing a sum of USD 1.5 Million in free and clear funds without any deduction or withholding whatsoever.

4.	CLOSING

Subject to the terms and conditions hereof, it is expected that the Closing shall take place at the offices of the Intelligroup on July 15, 2007 or on such date or place as the Parties may agree upon  or on such date or place as the Parties may agree upon.  The Parties agree that the Closing shall in any event take place  within 8 weeks from the date of execution of this Agreement failing which this agreement shall stand terminated without any further acts of the Parties.

5.	REPRESENTATIONS AND WARRANTIES

5.1	NOVASOFT’S REPRESENTATIONS AND WARRANTIES

5.1.1	Organization

The Novasoft is a company duly incorporated and validly existing under the laws of New Jersey, U.S.A.

5.1.2	Authority

This Agreement and the transaction contemplated hereby have been duly authorized and all requisite corporate actions on the part of the Novasoft which are necessary in order to enable Novasoft to enter into and perform the same have been obtained. This Agreement constitutes a valid and binding obligation enforceable against Novasoft in accordance with its terms.

5.1.3	Disclosure.

No representations or warranties made by the Novasofts in this Agreement omits to state any material fact necessary to make such representations or warranties not misleading.

5.2	INTELLIGROUP’S REPRESENTATIONS AND WARRANTIES

5.2.1	Organization.

Intelligroup Europe Limited is a corporation duly organized and validly existing under the laws of England and Wales.

5.2.2	Corporate Authority.

This Agreement and the transaction contemplated hereby have been duly authorized and all requisite corporate actions on the part of Intelligroup which are necessary in order to enable Intelligroup to enter into and perform the same have been obtained. This Agreement constitutes a valid and binding obligation enforceable against Intelligroup in accordance with its terms.

6.	GENERAL

6.1	Notices.

All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally of, if mailed, four days after the date of deposit in the mail, if addressed :

(a)	in the case of the Novasoft to:
NovaSoft Information Technology Corporation,
181, Washington Street, Suite 525
Conshohocken, PA 19428
Attention: CEO

(b)	in the case of the Intelligroup, to:
Intelligroup, Inc.
499 Thornall Street, 11th Floor
Edison, NJ 08837
Attention: Legal Department

or to such other address or to such other person as the Intelligroup or the Novasoft shall have last designated by notice to the other parties given as herein provided.

6.2	Modification.

This Agreement contains the entire agreement among the Parties hereto with respect to the transactions contemplated herein. All prior negotiations, agreements and the understandings are superseded hereby. This Agreement shall not be modified or amended except by any instrument in writing signed by or on behalf of the Parties hereto.

6.3	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of United States of America.

6.4	Binding Effect.

This Agreement shall be binding upon the parties and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective Parties hereto.

6.5	Transaction Expense.

Notwithstanding anything else in the Agreement to the contrary, the parties hereto shall each be responsible for the payment of any and all of its own expense, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement.

6.6	Assignment.

None of the parties shall assign any of their rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

6.7	Announcements

Save and except the announcements, statement or circular required pursuant to any law or regulation, no announcement, statement to the press or circular relating to any matters referred to in this Agreement shall be made or issued by or on behalf of any of the Parties prior to the Closing, without the prior written approval of the other party hereto.

6.8	Dispute Resolution

In the event of any dispute, differences or claim(s) arising out of or in connection with or relating to this Agreement, the Parties shall attempt to first resolve such dispute, difference or claim(s) through discussions between the senior executives or chief executives of the Parties.

If the dispute is not resolved through such discussions within 30 days after the receipt of written notice for mutual discussions, the dispute, difference or claim(s) shall be finally settled by arbitration under the United Nations Commission on International Trade Law Arbitration Rules (the “UNCITRAL Rules”) as are in force at the time of any such arbitration.  For the purpose of such arbitration, the Parties shall mutually appoint a three arbitrator panel. In the event the Parties fail to appoint such panel of three arbitrators, then each party shall appoint one arbitrator and the two arbitrators so appointed shall mutually agree upon the appointment of the third arbitrator in accordance with UNCITRAL Rules.  All arbitration proceedings shall be conducted in English language and the place of arbitration shall be in New York, NY. The arbitration award shall be binding on and non - appealable by all the parties. Judgement upon any arbitration award so rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order to enforcement, as the case may be. The cost of arbitration shall be borne by the losing party.

The Parties agrees that notwithstanding that a matter may be referred to arbitration as provided herein, the Parties shall nevertheless, pending the resolution of the controversy or disagreement, continue to fulfil their obligations under this Agreement, so far as they are reasonably able to do so.

7.	FORCE MAJEURE

7.1

Neither Party shall be liable to the other for any failure to perform its obligations under this Agreement (save and except the obligation to make the payment when due) if such performance has been delayed or prevented by force majeure. The notification of force majeure and any abatement thereof shall be made promptly in writing by the Party suffering such force majeure event.

7.2

For the purposes of Clause 7.1, force majeure shall mean circumstances beyond the reasonable control of the Party affected including but not limited to war, hostilities, riots, acts of terrorism, flood, fire or other physical disaster, change in Government policies, acts of the Government or Governmental bodies (including but not limited to legislative bodies or agencies), strikes or other industrial disputes or labour disturbances.

7.3

A Party invoking the provisions of this Clause shall take all actions, which are reasonable in the circumstances to overcome the force majeure situation and to resume the performance of its obligations hereunder.

8.	SEVERABILTY

The invalidity or unenforceability of any one or more of the provisions hereof or any part thereof shall not invalidate or render unenforceable the remaining provisions of the Agreement. Any illegal or invalid provision of this Agreement shall be severable and all other provisions shall remain in full force and effect

In Witness whereof the parties to this Agreement have signed this Agreement on the date and place mentioned above:

NovaSoft Information Technology Corporation, U.S.A.

Name:

Title:

Intelligroup Europe Limited

Name:	Alok Bajpai

Title:	Director

SCHEDULE A

List of Contracts/Customers

NOVASOFT INFORMATION TECHNOLOGY (EUROPE) LTD, UK

S.NO.	PARTY / CUSTOMER NAME	PROJECT NAME

1	CORUS INTERNATIONAL	COR DATABASE MNGT SUPP ON SQL2000
2	CORUS INTERNATIONAL	COR BAAN APPLICATION MNGT & SUPP
3	INTERMEC INTERNATION INC	INTM BAAN SUPPORT SERVICES
4	SAMSUNG SDS EUROPE LTD	SAM SAP ABAP DEVELOPMENT- ROLLING
5	SIEMENS INDUSTRIAL TURBO MACHINERY LTD	SIE SAP SUPPORT SERVICES
6	PIONEER CONSULTING LTD	PIONEER INVENSYS
7	SIEMENS INDUSTRIAL TURBO MACHINERY LTD	ECC-Forced Group EIR’s”
8	SIEMENS INDUSTRIAL TURBO MACHINERY LTD	ATLAS BACKFILL
9	SIEMENS INDUSTRIAL TURBO MACHINERY LTD	Overhauls Development
10	ADVANCED RESOURCE MANAGEMENT LIMITED	CRM IMPLEMENTATION -AXON/ XEROX (T&M)
11	ADVANCED RESOURCE MANAGEMENT LIMITED	CRM IMPLEMENTATION -AXON/ XEROX (T&M)
12	CASTLE CONSULTING	Baan Support for Napier Turbochargers
13	CAPITA	UPGRADE PROJECT